Exhibit 99.1

December 7, 2022
For 6:00 am ET Release

Lowe’s Outlines Next Chapter of Total Home Strategy to Fuel Long-Term Growth
--Updates Long-Term Financial Targets--
--Announces New $15 Billion Share Repurchase Program--

MOORESVILLE, N.C. -- Lowe’s Companies, Inc. (NYSE: LOW) is hosting its 2022 Analyst and Investor Conference today in New York City to provide an update on its key growth initiatives and long-term financial targets. A live video webcast will be available on ir.lowes.com beginning at 8 a.m. Eastern time.

“We are building on our momentum with the next chapter of our Total Home strategy, designed to enhance our omnichannel capabilities and position Lowe’s as a one-stop shop for DIY and Pro customers to get everything they need across all of their projects,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “We remain committed to our best-in-class capital allocation strategy, centered around investing in our strategic growth imperatives, enhancing returns and delivering long-term shareholder value.”

Today’s presentations include the company’s plans for growth across its five focus areas: deepening Pro penetration, accelerating its online business, expanding installation services, driving localization and elevating its product assortment. Additionally, the company is providing scenario planning details for its 2023 financial performance to offer increased transparency in an uncertain macroeconomic environment.

Based on its confidence in the company’s continued momentum and strong cash generation capabilities, the board of directors has authorized a new $15 billion common stock repurchase program. This new repurchase program has no expiration date and adds to the previous program’s balance, which was $6.4 billion as of Dec. 6, 2022.

Lowe’s Business Outlook

Lowe’s affirms its full year 2022 financial outlook. All adjusted measures exclude asset impairment and expected transaction costs associated with the sale of our Canadian retail business, which is expected to close in early 2023.

Full Year 2022 Outlook -- a 53-week year (comparisons to full year 2021 – a 52-week year)
•Total sales of approximately $97 to $98 billion, including the 53rd week
•53rd week expected to increase total sales by approximately $1.0 to $1.5 billion
•Comparable sales expected to be flat to down -1% as compared to prior year
•Gross margin rate up slightly compared to prior year
•Depreciation and amortization of approximately $1.75 billion
•Adjusted operating income1 as a percentage of sales (adjusted operating margin1) of 13.0%
•Interest expense of $1.1 to $1.2 billion
•Adjusted effective income tax rate1 of approximately 25%
•Adjusted diluted earnings per share1 of $13.65 to $13.80
•Total share repurchases of approximately $13 billion
•Adjusted ROIC1 of over 37%
•Capital expenditures of up to $2 billion

The Canadian retail business represents less than 6% of consolidated full year 2022 sales outlook and approximately 60 basis points of dilution on the consolidated full year 2022 adjusted operating margin outlook.

A replay of today’s event, including the accompanying presentation, will be archived on ir.lowes.com.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 19 million customer transactions a week in the United States and Canada. With fiscal year 2021 sales of over $96 billion, Lowe’s and its related businesses operate or service nearly 2,200 home improvement and hardware stores and employ over 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

1 Adjusted operating income, adjusted operating margin, adjusted effective income tax rate, and adjusted diluted earnings per share are non-GAAP financial measures. In addition, adjusted Return on Invested Capital (ROIC) is calculated using a non-GAAP financial measure. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort, including timing of and deal-related transaction costs associated with the sale of our Canadian retail business.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, the risk that asset impairment and deal-related transaction costs on the divestiture of the Canadian retail business could ultimately be greater than what we currently expect, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com